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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Marketo, Inc.:

        We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-188662 and 333-193638) and on Form S-1 (No. 333-193025) of Marketo, Inc. of our report dated March 3, 2014, with respect to the consolidated balance sheets of Marketo, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2013, which report appears in the December 31, 2013 annual report on Form 10-K of Marketo, Inc.

/s/ KPMG LLP

Santa Clara, California
March 3, 2014

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM